Exhibit 99.1


                       Per-Se Technologies Reports Fourth
          Quarter 2004 Results; Achieves Record New Sales for the Year


    ALPHARETTA, Ga.--(BUSINESS WIRE)--March 3, 2005--Per-Se Technologies, Inc. (Nasdaq: PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, today released its results for the fourth quarter ended December 31, 2004.
    On a GAAP basis, the Company reported revenue of $89.4 million, operating income of $8.5 million, or 9.6% of revenue, and income from continuing operations of $35.8 million, or $1.10 per share on a fully diluted basis during the fourth quarter. The Company recorded a non-cash tax benefit of $28.1 million during the quarter related to the partial release of its deferred tax asset valuation allowance.
    On a non-GAAP basis, excluding the tax benefit, the Company had income from continuing operations of $7.7 million, or $.24 per share on a fully diluted basis, for the fourth quarter.
    For comparison purposes, in the fourth quarter of 2003 on a GAAP basis, the Company reported revenue of $83.2 million, operating income of $9.2 million, or 11.0% of revenue, and income from continuing operations of $7.9 million, or $.23 per share on a fully diluted basis. On a non-GAAP basis, excluding restructuring expenses of approximately $0.6 million associated with the Company's divestiture of Patient1 and subsequent reorganization, the Company had operating income of $9.8 million, or 11.8% of revenue, and income from continuing operations of $8.5 million, or $.25 per share on a fully diluted basis.

    Full-Year Results

    On a GAAP basis, the Company reported revenue of $352.8 million, operating income of $28.9 million, or 8.2% of revenue, and income from continuing operations of $44.8 million, or $1.36 per share on a fully diluted basis for the year ended December 31, 2004. On a non-GAAP basis, excluding the fourth quarter non-cash tax benefit of $28.1 million, the third quarter gain on the settlement with Lloyd's of $1.5 million, the third quarter non-cash expense of $1.0 million related to the corporate office relocation, first and second quarter additional procedures expenses of $6.3 million, and second quarter expenses of $5.9 million associated with the issuance of the Company's 3.25% convertible debentures and the concurrent retirement of its Term Loan B debt, the Company had operating income of $34.8 million, or 9.9% of revenue, and income from continuing operations of $28.5 million, or $.86 per share on a fully diluted basis, for the year ended December 31, 2004.
    For comparison purposes, in the prior year period on a GAAP basis, the Company had revenue of $335.2 million, operating income of $36.5 million, or 10.9% of revenue, and income from continuing operations of $15.9 million, or $.49 per share on a fully diluted basis. On a non-GAAP basis, excluding debt retirement expenses of $6.3 million and restructuring expenses of $0.8 million, the Company had operating income of $37.3 million, or 11.1% of revenue, and income from continuing operations of $23.0 million, or $.70 per share on a fully diluted basis.
    Cash flow from continuing operations for the year ended December 31, 2004, was $48.9 million compared to $28.5 million for the year ended December 31, 2003. Cash flow from continuing operations for 2004 includes a use of cash of approximately $6.3 million related to the additional procedures and $16.2 million of cash received related to the settlement with Lloyd's.
    "We achieved a strong financial performance during 2004. Consolidated revenue growth was 5%, and operating margins on a non-GAAP basis are in line with our expectations. Our income from continuing operations on a non-GAAP basis increased 24% over our prior year performance," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer. "We generated cash flow from continuing operations that was 70% greater than our 2003 cash flow."

    Segment Performance

    The Physician Services division reported revenue and operating income of $65.2 million and $7.3 million, or 11.2% of revenue, for the fourth quarter of 2004, compared to revenue and operating income of $61.6 million and $6.8 million, or 11.0% of revenue, for the fourth quarter of 2003.
    As discussed in the Company's fourth quarter 2004 update press release dated January 18, 2005, the Company experienced a technical problem in its physician claims clearinghouse during December 2004, which resulted in a delay in transmitting electronic claims to payers for its Physician Services division. While the problem has been resolved, the delay in transmitting claims adversely impacted the timing of reimbursement from payers, and reduced revenue recognized by the division in the quarter by approximately $1.5 million.
    Because the Physician Services division recognizes revenue based on a percentage of cash collections, the reduced revenue related to the delay in transmitting claims for reimbursement had a direct adverse impact of $1.5 million on the division's operating income. The Company expects to recognize this revenue during the first quarter of 2005.
    "Even with the revenue delay, we achieved a fourth quarter revenue growth rate of approximately 6%," stated Pead. "Our operating margins were in line with our prior year performance even though the current year quarter includes the adverse impact of the delayed revenue."
    The division had net new business sold in the fourth quarter of $2 million, compared to net new business sold of negative $3 million in the fourth quarter of 2003. For the full year 2004, the division had net new business sold of $19 million, compared to $2 million in 2003. The Company defines net new business sold as the annualized revenue value of new contracts signed in a period, less the annualized revenue value of terminated business in that same period.
    "We had a record net new business sold performance in 2004, with client retention levels meeting our expectations. Our 2004 performance provides a solid foundation for improved 2005 revenue growth for the division," stated Pead. "With our larger sales organization and significantly increased pipeline, I am confident that our 2005 net new business sold will exceed our record 2004 levels."
    The division had a net backlog of approximately $5 million as of December 31, 2004, compared to a net backlog of negative $2 million as of December 31, 2003. Net backlog represents the annualized revenue related to new contracts signed with the business still to be implemented, less the annualized revenue related to existing contracts where discontinuance notification has been received.
    The Hospital Services division reported revenue and operating income of $27.6 million and $4.7 million, or 17.1% of revenue, for the fourth quarter of 2004, compared to revenue of $24.9 million and operating income, excluding restructuring expenses of $0.4 million, of $6.7 million, or 26.7% of revenue, for the fourth quarter of 2003. On a GAAP basis, operating income for the fourth quarter of 2003 was $6.3 million, or 25.1% of revenue. As expected, the division's margins in the fourth quarter of 2004 were adversely impacted by a higher mix of print and mail revenue due to a large customer contract signed in the second quarter of 2004. Also, margins in the fourth quarter of 2003 were positively impacted by previously unbilled maintenance for certain software customers that was being recognized upon receipt of payment.
    New business sold in the Hospital Services division during the fourth quarter of 2004 was approximately $5 million, compared to new business sold of approximately $6 million during the fourth quarter of 2003. On a full-year basis, the division had new business sold of $32 million compared to $25 million in the prior year. Medical-related transaction volume increased approximately 15% in the fourth quarter compared to the prior year period.
    "Sales of our resource management software were particularly strong in the fourth quarter, and have shown good growth throughout 2004. For the year, Hospital Services new business sold increased nearly 30% over 2003 with both our resource management and revenue cycle management solutions driving this increase," stated Pead.

    Deferred Tax Asset Valuation Allowance

    During the fourth quarter of 2004, the Company reviewed the valuation allowance on its deferred tax asset to determine the appropriateness of the allowance. In accordance with GAAP, the deferred tax asset has been fully reserved since 1998 due to the Company's history of operating losses. The review of the deferred tax asset valuation allowance was appropriate as the Company has been profitable for the last three years.
    During the fourth quarter, the Company determined it was appropriate to release a portion of the valuation allowance based on projections of the amount of pre-tax income that could be offset by the NOLs in the next two years. As such, the Company recognized a non-cash tax benefit of approximately $28.1 million, or $.86 per fully diluted share, during the fourth quarter. As of December 31, 2004, the Company had net operating loss carryforwards (NOLs) for income tax purposes of approximately $390.0 million. The NOLs expire at various dates between 2005 and 2024. The Company expects its GAAP tax rate to remain at its tax paying rate for 2005. The Company will continue to evaluate the appropriateness of the remaining deferred tax asset valuation allowance on a regular basis going forward.

    Enhancements to Physician Claims Clearinghouse

    During the latter part of 2004, the Company initiated a project with IBM to enhance substantially its physician claims clearinghouse functionality. The Company expects that the improved platform will provide significant efficiencies and competitive advantages for its Physician Services Division.
    "The investment in our electronic claims transaction platform for physicians during 2005 will position us to take advantage of the current and future benefits of HIPAA, and leverage the improvements that have been made in payer systems," said Pead. "The result will be efficient, integrated reimbursement systems that will improve our cost structure and the revenue cycle for physicians."
    During 2005, the Company expects to incur approximately $5 million in capital expenditures and capitalized software development costs and approximately $2 million in expenses, including amortization expense of approximately $1 million, related to the physician claims clearinghouse enhancement. The total cash flow use is expected to be approximately $6 million during 2005. The enhancement is expected to be completed by the end of 2005.

    2005 Outlook

    For the full-year 2005, the Company expects consolidated revenue growth of 6.5% to 7.5% over 2004 revenue. Excluding the impact of the investment in its physician claims clearinghouse, the Company expects consolidated operating income margins in the range of 11.5% to 12.5%, and fully diluted earnings per share from continuing operations of $1.10 to $1.20. The fully diluted earnings per share guidance is greater than the Company's preliminary 2005 outlook of $1.05 to $1.15 that was provided in the third quarter 2004 earnings release.
    For 2005, the Company expects to incur expenses related to the claims clearinghouse enhancement of approximately $2 million, which will reduce fully diluted earnings per share by approximately $.05. Including these expenses, the Company expects 2005 fully diluted earnings per share from continuing operations of $1.05 to $1.15, and operating income margins in the range of 11% to 12% on a consolidated basis. All costs associated with the physician claims clearinghouse enhancement will be recorded in the Hospital Services division.
    The Company's 2005 guidance does not reflect the impact of adopting Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment, which requires the expensing of stock options and other stock-based compensation. This revised Statement was issued in December 2004 and is effective for the Company July 1, 2005. The Company is currently evaluating the adoption of the Statement and its financial statement impact, which we expect will result in an additional non-cash expense related to the adoption.
    The Company's guidance also reflects its income tax provision at a tax-paying rate and does not reflect any potential future adjustments to its deferred tax asset valuation allowance.
    For the first two quarters of 2005, the Company expects fully diluted earnings per share from continuing operations of $.21 to $.23 in the first quarter and $.23 to $.26 in the second quarter. This guidance includes costs related to the clearinghouse enhancement of $.01 per fully diluted share in the first quarter and $.02 per fully diluted share in the second quarter. The Company will provide guidance for the third and fourth quarters of 2005 in its first and second quarter earnings releases, respectively.
    By segment, the Company forecasts revenue growth for the Physician Services division of 6% to 6.5% and operating margins of 12% to 13% for the full year 2005. The Company expects to achieve net new business sold during 2005 in the Physician Services division of $20 million to $30 million. In each quarter of 2005, revenue growth and operating margins are expected to show year-over-year improvement.
    For the Hospital Services division, the Company forecasts full year revenue growth of 8% to 10% and operating margins of 20% to 20.5%, including the clearinghouse enhancement costs. The Company expects to achieve new business sold in the Hospital Services division of $20 million to $25 million. Revenue growth over the prior year is expected to be consistent in each quarter through 2005. Excluding the clearinghouse enhancement costs, the division's operating margins would be 22% to 22.5% and would be the lowest in the first quarter and improve sequentially each quarter thereafter.
    The Company expects cash flow from continuing operations for the full year 2005 to be in excess of $47 million, which includes the impact of its clearinghouse enhancement. The Company also expects capital expenditures and capitalized software development costs to be between $17 million and $19 million, which includes approximately $5 million related to the clearinghouse enhancement.
    "I am pleased with our 2004 financial performance. Our expectations for 2005 include solid revenue and operating income growth together with increased new sales levels," stated Pead. "We are confident that our business model and strong market positions will produce accelerating revenue growth and margin expansion over the next several years that will drive earnings per share growth in excess of 20% on an annual basis."

    Board of Director Transition

    The Company also announced today that John C. "Jack" Pope, a director since 1997, has resigned from the Board due to other commitments. Craig Macnab has been elected audit committee chairman, and Christopher Trower has been elected lead independent director.
    "We are very grateful to Jack for his significant contribution over the years both as chairman of the audit committee and as lead independent director," said Pead. "The Board has benefited greatly from his guidance and leadership and we thank him for his commitment to the Company."

    Conference Call

    Per-Se will host a conference call for institutional investors and security analysts at 10:00 a.m. Eastern time today. All interested investors are invited to access a live audio broadcast of the call via Webcast. The Webcast can be accessed at www.per-se.com in the Investors section by selecting the Webcast link. Listeners should go to the website at least 15 minutes before the scheduled start time of the conference call to download and install any necessary audio software. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Per-Se's website for approximately 60 days.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare.
    Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    Safe Harbor Statement

    This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, revenue projections, operating income projections, operating margin projections, earnings per share from continuing operations projections, cash flow projections, expected tax rates, capital expenditure and capitalized software projections, full year 2005 new business sold forecasts, and the cost, timing and results of the physician claims clearinghouse enhancement. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to, failure to realize improvements in performance, efficiency and profitability, failure to complete anticipated sales under negotiations, failure to implement successfully sales backlog, lack of revenue growth, client losses, technical issues in processing claims through the clearinghouse, the timing of the issuance of accounting pronouncements, and adverse developments with respect to the operation or performance of the Company's business units or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Safe Harbor Compliance Statement and Factors That May Affect Future Results of Operations, Financial Condition or Business included in the Company's Form 10-Q for the quarter ended September 30, 2004, and Form 10-K for the year ended December 31, 2003. The Company disclaims any responsibility to update any forward-looking statements.
    The Company believes that the following non-GAAP measures are additional meaningful measures of operating performance: (1) operating income and operating margins excluding restructuring expenses, the gain on the settlement with Lloyd's, the corporate office relocation expenses, and additional procedures expenses; (2) income from continuing operations and earnings per share from continuing operations excluding restructuring expenses, the tax benefit, the gain on the settlement with Lloyd's, the corporate office relocation expenses, additional procedures expenses, and debt retirement expenses; and (3) guidance for operating margins and fully diluted earnings per share from continuing operations that excludes the costs associated with the physician claims clearinghouse enhancement, the impact of adopting Statement of Financial Accounting Standards No. 123 (revised), and the impact from any potential future adjustments to the deferred tax asset valuation allowance. The presentation of such non-GAAP measures enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user's overall understanding of the Company's current financial performance and provides a better baseline for modeling future earnings expectations. The Company believes the inclusion of such non-GAAP measures provides consistency and comparability in its financial reporting and is provided in order to enable investors to more thoroughly evaluate our current performance compared to past performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used in isolation or as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.



                 CONSOLIDATED STATEMENTS OF OPERATIONS
                           SEGMENT REPORTING
                       (unaudited, in thousands)

                                 Three Months Ended     Year Ended
                                    December 31,       December 31,
                                 ------------------ ------------------
                                   2004     2003      2004     2003
                                  -------- --------  -------- --------
Revenue
 Physician Services              $ 65,156 $ 61,583  $260,473 $251,251
 Hospital Services (1)             27,649   24,901   105,923   97,240
 Eliminations                      (3,397)  (3,292)  (13,605) (13,322)
                                  -------- --------  -------- --------
   Consolidated                  $ 89,408 $ 83,192  $352,791 $335,169
                                  ======== ========  ======== ========

Operating Income
 Physician Services              $  7,321 $  6,752  $ 27,566 $ 29,356
 Hospital Services (1) (2)          4,720    6,661    23,323   23,073
 Corporate (2)                     (3,495)  (3,603)  (16,110) (15,091)
                                  -------- --------  -------- --------
                                 $  8,546 $  9,810  $ 34,779 $ 37,338
 Other expenses (2)                    --      653     5,845      830
                                  -------- --------  -------- --------
   Consolidated                  $  8,546 $  9,157  $ 28,934 $ 36,508
                                  ======== ========  ======== ========

(1) The Patient1 and Business1 product lines have been classified as discontinued operations for all periods presented and, therefore, are not included in the Hospital Services division segment.

(2) Corporate excludes other expenses of approximately $7.3 million related to the additional procedures and corporate office relocation and other income of approximately $1.5 million related to the gain on Lloyd's for the year ended December 31, 2004. Corporate excludes restructuring expenses of approximately $0.3 million for the quarter and year ended December 31, 2003. Hospital Services excludes restructuring expenses of approximately $0.4 million and approximately $0.5 million for the quarter and year ended December 31, 2003, respectively.




                 CONDENSED CONSOLIDATED BALANCE SHEETS
                       (unaudited, in thousands)

                                             December 31, December 31,
                                                 2004         2003
                                             ------------ ------------
Assets
Cash and cash equivalents                   $     42,422 $     25,271
Restricted cash                                       51           66
Accounts receivable, net                          49,407       48,379
Other current assets                               7,729        6,183
Lloyd's receivable                                    --       17,405
Property and equipment                            15,512       16,434
Goodwill                                          32,549       32,549
Other intangible assets                           20,784       19,787
Deferred income tax asset, net                    28,115          ---
Other                                              6,122        5,881
Net assets of discontinued operations (3)            ---          129
                                             ------------ ------------
                                            $    202,691 $    172,084
                                             ============ ============

Liabilities and Stockholders'
 Equity (Deficit)
Current liabilities                         $     34,480 $     44,157
Deferred revenue                                  24,127       20,334
Current portion of long-term debt                     98       12,500
Long-term debt                                   125,527      109,375
Other long-term obligations                        5,484        2,908
Net liabilities of discontinued operations
 (3)                                                 ---          422
Stockholders' equity (deficit)                    12,975      (17,612)
                                             ------------ ------------
                                            $    202,691 $    172,084
                                             ============ ============

(3) Net assets and net liabilities of discontinued operations at December 31, 2003, included Business1.




              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
            (unaudited, in thousands except per share data)

                                 Three months ended     Year ended
                                    December 31,       December 31,
                                 ------------------  -----------------
                                    2004     2003      2004     2003
                                 --------- --------  -------- --------

Revenue                         $  89,408 $ 83,192  $352,791 $335,169
                                 --------- --------  -------- --------

Cost of services                   59,838   53,786   232,661  217,895
Selling, general and
 administrative                    21,024   19,596    85,351   79,936
Other expenses                       ---      653     5,845      830
                                 --------- --------  -------- --------
    Operating income                8,546    9,157    28,934   36,508
Interest expense                    1,342    2,122     6,825   14,646
Interest income                      (193)     (52)     (525)    (297)
Loss on extinguishment of debt        ---      ---     5,896    6,255
                                 --------- --------  -------- --------
Income before income taxes          7,397    7,087    16,738   15,904
Income tax (benefit) expense (4)  (28,415)    (776)  (28,101)      27
                                 --------- --------  -------- --------
Income from continuing operations  35,812    7,863    44,839   15,877
                                 --------- --------  -------- --------
Income (loss) from discontinued
 operations, net of tax
 - Patient1                           ---       20       (18)  (1,316)
Gain on sale of Patient1,
 net of tax                           135      620     3,784   10,417
Loss from discontinued operations,
net of tax - Business1                ---     (738)     (303)  (3,589)
Loss on sale of Business1,
 net of tax                           ---     (820)     (130)  (8,528)
Income (loss) from
 discontinued operations,
 net of tax - Other                    80     (380)      (14)    (872)
                                 --------- --------  -------- --------
   Net income                   $  36,027 $  6,565  $ 48,158 $ 11,989
                                 ========= ========  ======== ========

Diluted net income (loss)
 per common share:
   Income from continuing
    operations excluding
    other expenses and debt
    retirement costs            $    1.10 $   0.25  $   1.71 $   0.70
   Other expenses                     ---    (0.02)    (0.17)   (0.02)
   Debt retirement costs              ---       --     (0.18)   (0.19)
                                 --------- --------  -------- --------
   Income from continuing
    operations                       1.10     0.23      1.36     0.49
Income loss from discontinued
 operations, net of tax
 - Patient1                           ---      ---       ---    (0.04)
Gain on sale of Patient1,
 net of tax                          0.01     0.01      0.11     0.32
Loss from discontinued operations,
 net of tax - Business1               ---    (0.02)    (0.01)   (0.11)
Loss from discontinued operations,
 net of tax - Business1
 write-down of net assets             ---    (0.02)      ---    (0.26)
Loss from discontinued operations,
 net of tax - Other                   ---    (0.01)      ---    (0.03)
                                 ------------------ ------------------
   Net income                   $    1.11 $   0.19  $   1.46 $   0.37
                                 ========= ========  ======== ========

Weighted average shares used
 in computing diluted earnings
 per share                         32,511   34,039    33,082   32,661
                                 ========= ========  ======== ========

(4) The three months and year ended December 31, 2004, include a non-cash tax benefit of $28.1 million related to the partial release of the Company's deferred tax valuation allowance.




                       PER-SE TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (unaudited, in thousands)

                                                      Year Ended
                                                     December 31,
                                                 ---------------------
                                                    2004       2003
                                                  ---------  ---------
Cash Flows From Operating Activities:
Net income                                       $  48,158  $  11,989
Adjustments to reconcile net income to cash
    provided by operating activities:
        Depreciation and amortization               15,456     16,509
        Loss on extinguishment of debt               5,896      6,255
        Gain on sale of Patient1                    (3,784)   (10,417)
        Loss from discontinued operations              465     14,305
        Tax valuation allowance adjustment         (28,115)       ---
        Changes in assets and liabilities,
         excluding effects of acquisitions
         and divestitures                           10,848    (10,170)
                                                  ---------  ---------
    Net cash provided by continuing operations      48,924     28,471
    Net cash used for discontinued operations         (434)   (10,419)
                                                  ---------  ---------
    Net cash provided by operating activities       48,490     18,052
                                                  ---------  ---------

Cash Flows From Investing Activities:
Acquisitions, net of cash acquired                  (1,141)       ---
Purchases of property and equipment                 (6,337)    (6,367)
Software development costs                          (6,681)    (3,976)
Proceeds from sale of subsidiaries                   3,654     27,925
Other                                                  (76)       (55)
                                                  ---------  ---------
    Net cash (used for) provided by continuing
     operations                                    (10,581)    17,527
    Net cash used for discontinued operations          ---     (2,288)
                                                  ---------  ---------
    Net cash (used for) provided by investing
     activities                                    (10,581)    15,239
                                                  ---------  ---------

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options          7,398      7,969
Proceeds from borrowings                           125,000    125,000
Treasury stock purchase                            (24,999)       ---
Deferred financing costs                            (6,378)    (9,797)
Other                                                   96        205
Repayments of debt                                (121,875)  (178,145)
                                                  ---------  ---------
    Net cash used for financing activities         (20,758)   (54,768)
                                                  ---------  ---------

Cash and Cash Equivalents:
Net change in cash                                  17,151    (21,477)
Balance at beginning of period                      25,271     46,748
                                                  ---------  ---------
Balance at end of period                         $  42,422  $  25,271
                                                  =========  =========



      RECONCILIATION OF CONSOLIDATED OPERATING INCOME AND MARGIN,
             AND INCOME FROM CONTINUING OPERATIONS AND EPS
            (unaudited, in thousands except per share data)

                                   For the quarter ended December 31,
                                  ------------------------------------
                                            % of              % of
                                     2004  Revenue     2003   Revenue
                                   -------           -------
Operating income excluding
 restructuring expenses -
  Hospital Services (a non-GAAP
   measure)                       $ 4,720     17.1% $ 6,661      26.7%
  Restructuring expenses               --              (409)
                                   -------           -------
Operating income - Hospital
 Services                         $ 4,720     17.1% $ 6,252      25.1%
                                   =======           =======




                                   For the quarter ended December 31,
                                   -----------------------------------
                                            % of               % of
                                      2004  Revenue     2003  Revenue
                                    -------          --------
Operating income excluding
 restructuring expenses -
  Consolidated (a non-GAAP measure)$ 8,546     9.6% $  9,810     11.8%
  Restructuring expenses                --              (653)
                                    -------          --------
Operating income - Consolidated    $ 8,546     9.6% $  9,157     11.0%
                                    =======          ========




                                             For the quarter ended
                                                   December 31,
                                           ---------------------------
                                              2004  EPS    2003  EPS
                                            ------------- ------------

Income from continuing operations
  excluding restructuring expenses and the
   tax benefit related to the partial
   reversal of the deferred tax asset
   valuation allowance - Consolidated
   (a non-GAAP measure)                    $ 7,697 $ .24 $8,516 $ .25
  Restructuring expenses                        --    --   (653) (.02)
  Tax benefit related to the partial
   reversal of the deferred tax asset
   valuation allowance                      28,115   .86     --    --
                                            ------- ----- ------ -----
Income from continuing operations -
 Consolidated                              $35,812 $1.10 $7,863 $ .23
                                            ======= ===== ====== =====




                                      For the year ended December 31,
                                     ---------------------------------
                                               % of            % of
                                         2004 Revenue    2003 Revenue
                                       -------         -------
Operating income excluding
 restructuring expenses, gain
 on settlement with Lloyd's,
 Corporate office relocation, and
 additional procedures - Consolidated
 (a non-GAAP measure)                 $34,795    9.9% $37,338    11.1%
  Restructuring expenses                   --            (830)
  Gain on settlement with Lloyd's       1,526              --
  Corporate office relocation          (1,040)             --
  Additional procedures                (6,347)             --
                                       -------         -------
Operating income - Consolidated       $28,934    8.2% $36,508    10.9%
                                       =======         =======




                                       For the year ended December 31,
                                       -------------------------------
                                          2004   EPS      2003   EPS
                                        --------------  --------------
Income from continuing operations
 excluding
   tax benefit, restructuring expenses,
    gain on settlement with Lloyd's,
    Corporate office relocation,
    additional procedures, and loss on
    extinguishment of debt -
    Consolidated (a non-GAAP measure)  $28,481 $  .86  $22,962 $  .70
  Tax benefit                           28,115              --
  Restructuring expenses                    --            (830)
  Gain on settlement with Lloyd's        1,526              --
  Corporate office relocation           (1,040)             --
  Additional procedures                 (6,347)             --
  Loss on extinguishment of debt        (5,896)         (6,255)
                                        -------         -------
Income from continuing operations      $44,839 $ 1.36  $15,877 $  .49
                                        =======         =======


    Operating income, income from continuing operations, and earnings per share from continuing operations, excluding tax benefit, restructuring expenses, Lloyd's gain, Corporate office relocation, additional procedures and loss on extinguishment of debt
    The Company believes operating income, income from continuing operations, and earnings per share from continuing operations, excluding tax benefit from the partial release of the deferred tax asset valuation allowance, restructuring expenses, Lloyd's gain, Corporate office relocation, additional procedures and loss on extinguishment of debt are additional meaningful measures of operating performance to facilitate comparisons to previously issued guidance that excluded these items. These measures represent the earnings generated from the "base business" excluding (1) the gain related to the settlement of the Company's litigation with Lloyd's, (2) the lease expense related to the relocation of the Company's corporate offices,
(3) the costs associated with the additional procedures requested by the Company's external auditors as part of their year-end 2003 audit,
(4) the costs associated with the issuance of the convertible debentures and subsequent retirement of the Company's Term Loan B debt, (5) restructuring expenses and (6) the tax benefit related to the Company's partial release of its deferred tax asset valuation allowance. These items are special in nature. Internally, the Company uses these measures to evaluate its operational performance. The presentation of such non-GAAP measures enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user's overall understanding of the Company's current financial performance and provides a better baseline for modeling future earnings expectations. The Company believes the inclusion of such non-GAAP measures provides consistency and comparability in its financial reporting and is provided in order to enable investors to more thoroughly evaluate its current performance compared to past performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used in isolation or as an alternative to the Company's operating and other financial information as determined under U.S. generally accepted accounting principles.



                      RECONCILIATION OF GUIDANCE
                             (unaudited)

                                                   For the year ended
                                                    December 31, 2005
                                                   -------------------
                                                         Margin
                                                   -------------------
2005 operating margin excluding investment in
   physician claims clearinghouse - Hospital
    Services                                             22.0% - 22.5%
  Investment in physician claims clearinghouse                    2.0%
                                                   -------------------
2005 operating margin - Hospital Services                20.0% - 20.5%
                                                   ===================




                                               For the year ended
                                               December 31, 2005
                                          ----------------------------
                                             Margin          EPS
                                          ------------- --------------
2005 operating margin and earnings per
 share excluding investment in
 physician claims clearinghouse           11.5% - 12.5% $1.10 - $1.20
  Investment in physician claims
   clearinghouse                                    .5%          $.05
                                          ------------- --------------
2005 operating margin and earnings per
 share                                    11.0% - 12.0% $1.05 - $1.15
                                          ============= ==============


    2005 operating income excluding investment in physician claims clearinghouse - guidance

    The Company believes 2005 operating income excluding investment in the physician claims clearinghouse is an additional meaningful measure of operating performance as it represents the earnings generated from the "base business" excluding the costs associated with the investment in physician claims clearinghouse. Additionally, the 2005 operating income excluding investment in physician claims clearinghouse does not give effect to Statement of Financial Accounting Standards No. 123 (R) or adjustments to the tax valuation allowance. This item is special in nature. Internally, the Company uses this measure to evaluate the operational performance of the Company. The presentation of such non-GAAP measures enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user's overall understanding of the Company's current financial performance and provides a better baseline for modeling future earnings expectations. The Company believes the inclusion of such non-GAAP measures provides consistency and comparability in its financial reporting and is provided in order to enable investors to more thoroughly evaluate its current performance compared to past performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used in isolation or as an alternative to the Company's operating and other financial information as determined under U.S. generally accepted accounting principles.



    CONTACT: For Per-Se Technologies, Alpharetta
             Manning, Selvage & Lee
             Jim Storey, 404-870-6832
             jim.storey@mslpr.com